Exhibit 99.1        Press Release dated July 26, 2021

SIMPSON MANUFACTURING CO., INC. ANNOUNCES 2021 SECOND QUARTER FINANCIAL RESULTS

Pleasanton, CA – July 26, 2021

●	Quarterly net sales of $410.3 million, an increase of 25.8% year-over-year
●	Gross margin of 47.9% increased from 45.9% in the prior year period
●	Quarterly income from operations of $101.7 million, an increase of 40.9% year-over-year; operating margin of 24.8% increased from 22.1% in the prior year period
●	Quarterly diluted earnings per share of $1.66, an increase of 36.1% year-over-year
●	Declared $0.25 per share quarterly cash dividend
●	Updating full year 2021 financial guidance

Simpson Manufacturing Co., Inc. (the “Company”) (NYSE: SSD), an industry leader in engineered structural connectors and building solutions, today announced its financial results for the second quarter of 2021. Refer to the “Segment and Product Group Information” table below for additional segment information (including information about the Company’s Asia/Pacific segment and Administrative and All Other segment).

All comparisons below (which are generally indicated by words such as “increased,” “decreased,” “remained,” or “compared to”), unless otherwise noted, are comparing the quarter ended June 30, 2021 with the quarter ended June 30, 2020.

2021 Second Quarter Financial Highlights

•Consolidated net sales of $410.3 million increased 25.8% from $326.1 million.
◦North America net sales of $350.6 million increased 22.2% from $286.8 million due primarily to product price increases that took effect in April and June of 2021, in an effort to offset rising material costs, along with marginally higher sales volumes. In addition, the majority of the Company's distribution channels continued to benefit from increased U.S. housing starts and repair and remodel activity. Canada's net sales also increased primarily due to higher sales volumes and were positively impacted by approximately $2.6 million in foreign currency translation.
◦Europe net sales of $56.4 million increased 51.0% from $37.4 million, primarily due to higher sales volumes and were positively affected by approximately $5.3 million in foreign currency translation related to Europe's currencies strengthening against the United States dollar.

•Consolidated gross profit of $196.4 million increased 31.1% from $149.8 million. Gross margin increased to 47.9% from 45.9%.
◦North America gross margin increased to 49.9% from 47.4%, primarily due to the aforementioned product price increases.
◦Europe gross margin increased to 36.0% from 35.1%, primarily due to lower labor, factory, warehouse and shipping costs, partly offset by higher material costs, each as a percentage of net sales.

•Consolidated income from operations of $101.7 million increased 40.9% from $72.2 million. The increase was primarily due to the increase in consolidated gross profit, partly offset by higher operating expenses, as the Company transitions to a more normalized operating environment following 2020. Consolidated operating margin increased to 24.8% from 22.1%.
◦North America income from operations of $95.1 million increased from $72.2 million, primarily due to the increase in gross profit, partly offset by higher operating expenses due to higher personnel costs and professional fees.
◦Europe income from operations of $5.9 million increased from $2.7 million, primarily due to the increase in sales volumes and gross profit, partly offset by higher operating expenses due to higher personnel costs.

•The Company's effective income tax rate increased to 26.9% from 25.8%.

•Net income was $72.5 million, or $1.66 per diluted share of the Company's common stock, compared to net income of $53.5 million, or $1.22 per diluted share.

•Cash flow provided by operating activities increased approximately $38.9 million to $81.6 million from $42.8 million.

•Cash flow used in investing activities increased approximately $12.8 million to $26.2 million from $13.4 million. Capital expenditures were approximately $19.3 million compared to $14.1 million and the Company invested $6.8 million in a venture capital fund.

Management Commentary

“We are pleased with our second quarter performance,” commented Karen Colonias, President and Chief Executive Officer of Simpson Manufacturing Co., Inc. “We experienced strong business momentum, generating net sales of $410.3 million, which grew 18.0% over the prior quarter and 25.8% over the prior year comparable period. Sales growth was primarily driven by the implementation of two product price increases during the quarter to offset rising material costs along with marginal increases in sales volume. The recent price increases we implemented drove significantly higher gross margins for the second quarter which increased to 47.9% from 46.7% in the prior quarter and 45.9% in the prior year period. As a result, our income from operations improved to $101.7 million and led to strong earnings per diluted share of $1.66.”

Ms. Colonias continued, “Throughout the quarter, we were very pleased to be able to continue meeting the needs of our customers by providing them with our trusted product solutions, typically within 48 hours or less. This is despite the current environment marked by the increasing prevalence of global supply chain constraints, limited steel availability and a tight labor market. We also remained focused on executing our key growth initiatives which include: expansion into the OEM, repair & remodel / do-it-yourself ("R&R/DIY"), mass timber, concrete and structural steel markets.”

Ms. Colonias concluded, “Importantly, we continue to believe in our ability to achieve our Five-year Company Ambitions despite margin compression we are expecting in 2022, which we expect will be directly correlated with rising raw material costs. Looking ahead to the second half of this year, we will continue to manage the key areas of our business we can control and look forward to continuing to provide our customers with Simpson’s industry-leading solutions, supported by our long-standing relationships, technical and field support, strong inventory position and consistent product availability. I would like to sincerely thank our employees for their commitment to Simpson. We commend you for your dedication to safety, and for working hard every day to help achieve our mission of providing solutions to help people design and build safer, stronger structures.”

Corporate Developments

•On July 12, 2021, the Company entered into a fourth amendment to the Credit Agreement dated as of July 27, 2012, which, amongst other things, extended the term of the credit agreement from July 23, 2022 to July 12, 2026 and modified certain covenants to provide the Company additional flexibility.

•On July 14, 2021, the Company’s Board of Directors declared a quarterly cash dividend of $0.25 per share. The dividend will be payable on October 28, 2021 to the stockholders of record as of October 7, 2021.

Business Outlook

On April 26, 2021, the Company provided a full-year outlook. The Company is updating its full year outlook, primarily reflecting actual results of the second quarter, as well as improved visibility on the pandemic-related restrictions and the impact of those restrictions on the Company’s operations. Based on business trends and conditions as of today, July 26, 2021, the Company's outlook for the full fiscal year ending December 31, 2021 is as follows:

•Operating margin is estimated to be in the range of 19.5% to 21.0%.

•The effective tax rate is estimated to be in the range of 25.0% to 26.0%, including both federal and state income tax rates.

•Capital expenditures are estimated to be in the range of $55 million to $60 million.

Conference Call Details

Investors, analysts and other interested parties are invited to join the Company’s second quarter of 2021 financial results conference call on Monday, July 26, 2021, at 5:00 pm Eastern Time (2:00 pm Pacific Time). To participate, callers may dial (877) 407-0792 (U.S. and Canada) or (201) 689-8263 (International) approximately 10 minutes prior to the start time. The call will be webcast simultaneously and can be accessed through http://public.viavid.com/index.php?id=145400 or a link on the Company’s website at ir.simpsonmfg.com. For those unable to participate during the live broadcast, a replay of the call will also be available beginning that same day at 8:00 p.m. Eastern Time until 11:59 p.m. Eastern Time on Monday, August 9, 2021, by dialing (844) 512–2921 (U.S. and Canada) or (412) 317–6671 (International) and entering the conference ID: 13718741. The webcast will remain posted on the Investor Relations section of the Company’s website for 90 days.

A copy of this earnings release will be available prior to the call, accessible through the Investor Relations section of the Company's website at ir.simpsonmfg.com.

About Simpson Manufacturing Co., Inc.

Simpson Manufacturing Co., Inc., headquartered in Pleasanton, California, through its subsidiary, Simpson Strong-Tie Company Inc., designs, engineers and is a leading manufacturer of wood construction products, including connectors, truss plates, fastening systems, fasteners and shearwalls, and concrete construction products, including adhesives, specialty chemicals, mechanical anchors, powder actuated tools and reinforcing fiber materials. The Company's common stock trades on the New York Stock Exchange under the symbol "SSD."

Copies of Simpson Manufacturing's Annual Report to Stockholders and its proxy statements and other SEC filings, including Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, are made available free of charge on the company's web site on the same day they are filed with the SEC. To view these filings, visit the Investor Relations section of the Company's web site at ir.simpsonmfg.com.

Cautionary Note Regarding Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 2 IE of the Securities Exchange Act of 1934, as amended. Forward-looking statements generally can be identified by words such as "anticipate," "believe," "estimate," "expect," "intend," "plan," "target," "continue," "predict," "project," "change," "result," "future," "will," "could," "can," "may," "likely," "potentially," or similar expressions that concern our strategy, plans, expectations or intentions. Forward-looking statements include, but are not limited to, statements about future financial and operating results, our plans, objectives, business outlook, priorities, expectations and intentions, expectations for sales growth, comparable sales, earnings and performance, stockholder value, capital expenditures, cash flows, the housing market, the home improvement industry, demand for services, share repurchases, our strategic initiatives, including the impact of these initiatives on our strategic and operational plans and financial results, and any statement of an assumption underlying any of the foregoing and other statements that are not historical facts. Although we believe that the expectations, opinions, projections and comments reflected in these forward-looking statements are reasonable, such statements involve risks and uncertainties and we can give no assurance that such statements will prove to be correct. Actual results may differ materially from those expressed or implied in such statements.

Forward-looking statements are subject to inherent uncertainties, risk and other factors that are difficult to predict and could cause our actual results to vary in material respects from what we have expressed or implied by these forward-looking statements. Important factors that could cause our actual results and financial condition to differ materially from those expressed in our forward-looking statements include the impact of the COVID-19 pandemic on our operations and supply chain, and the operations of our customers, suppliers and business partners and those discussed under Part I – Item 1A. Risk Factors and Item 7 Management’s Discussion and Analysis of Financial Condition and Results of Operations in our most recent Annual Report on Form 10-K, Part II – Other Information – Item 1.A and subsequent filings with the SEC. To the extent that the COVID-19 pandemic adversely affects our business and financial results, it may also have the effect of heightening many of such risk and other factors.

We caution that you should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise. Readers are urged to carefully review and consider the various disclosures made in our reports filed with the SEC that advise of the risks and factors that may affect our business, results of operations and financial condition.

Simpson Manufacturing Co., Inc. and Subsidiaries
UNAUDITED Consolidated Statements of Operations
(In thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
(Amounts in thousands, except per share data)	2021	2020	2021	2020
Net sales	$410,281	$326,076	$757,922	$609,744
Cost of sales	213,835	176,276	399,195	330,278
Gross profit	196,446	149,800	358,727	279,466
Research and development and engineering expense	14,169	12,191	28,758	25,573
Selling expense	33,167	26,834	63,990	55,361
General and administrative expense	47,410	38,636	95,975	77,107
Total operating expenses	94,746	77,661	188,723	158,041
Gain on disposal of assets	(28)	(73)	(108)	(137)
Income from operations	101,728	72,212	170,112	121,562
Interest expense, net and other	(2,636)	(151)	(4,413)	(2,684)
Income before taxes	99,092	72,061	165,699	118,878
Provision for income taxes	26,609	18,582	42,827	28,573
Net income	$72,483	$53,479	$122,872	$90,305
Earnings per common share:
Basic	$1.67	$1.23	$2.83	$2.06
Diluted	$1.66	$1.22	$2.82	$2.05
Weighted average shares outstanding:
Basic	43,434	43,471	43,406	43,787
Diluted	43,641	43,663	43,620	43,980
Cash dividend declared per common share	$0.25	$0.23	$0.50	$0.46
Other data:
Depreciation and amortization	$11,527	$10,006	$22,753	$19,739
Pre-tax equity-based compensation expense	$3,702	$5,151	$10,245	$5,428

Simpson Manufacturing Co., Inc. and Subsidiaries
UNAUDITED Consolidated Condensed Balance Sheets
(In thousands)

	June 30,		December 31,
(Amounts in thousands)	2021	2020	2020
Cash and cash equivalents	$305,796	$315,448	$274,639
Trade accounts receivable, net	249,931	233,867	165,128
Inventories	310,254	265,365	283,742
Other current assets	35,722	20,222	29,630
Total current assets	901,703	834,902	753,139
Property, plant and equipment, net	255,353	247,119	255,184
Operating lease right-of-use assets	43,374	36,930	45,792
Goodwill	134,121	132,335	135,844
Other noncurrent assets	39,423	33,217	42,610
Total assets	$1,373,974	$1,284,503	$1,232,569
Trade accounts payable	$60,268	$49,149	$48,271
Accrued liabilities and other current liabilities	172,186	144,265	145,790
Total current liabilities	232,454	193,414	194,061
Operating lease liabilities, net of current portion	34,087	28,893	37,199
Long-term debt, net of current portion	—	150,000	—
Deferred income tax and other long-term liabilities	20,528	17,984	20,366
Stockholders' equity	1,086,905	894,212	980,943
Total liabilities and stockholders' equity	$1,373,974	$1,284,503	$1,232,569

Simpson Manufacturing Co., Inc. and Subsidiaries
UNAUDITED Segment and Product Group Information
(In thousands)

	Three Months Ended			Six Months Ended
	June 30,		%	June 30,		%
(Amounts in thousands)	2021	2020	change*	2021	2020	change*
Net Sales by Reporting Segment
North America	$350,557	$286,807	22.2%	$651,120	$535,857	21.5%
Percentage of total net sales	85.4%	88.0%		85.9%	87.9%
Europe	56,438	37,379	51.0%	100,734	70,111	43.7%
Percentage of total net sales	13.8%	11.4%		13.3%	11.4%
Asia/Pacific	3,286	1,890	73.9%	6,068	3,776	60.7%
	$410,281	$326,076	25.8%	$757,922	$609,744	24.3%
Net Sales by Product Group**
Wood Construction	$355,787	$280,724	26.7%	$657,365	$523,244	25.6%
Percentage of total net sales	86.7%	86.1%		86.7%	84.0%
Concrete Construction	54,305	45,304	19.9%	99,828	86,316	15.7%
Percentage of total net sales	13.2%	13.9%		13.2%	16.0%
Other	189	48	N/M	729	184	N/M
	$410,281	$326,076	25.8%	$757,922	$609,744	24.3%
Gross Profit (Loss) by Reporting Segment
North America	$174,984	$136,024	28.6%	$317,369	$254,819	24.5%
North America gross margin	49.9%	47.4%		48.7%	47.6%
Europe	20,298	13,106	54.9%	35,548	23,807	49.3%
Europe gross margin	36.0%	35.1%		35.3%	34.0%
Asia/Pacific	1,207	484	N/M	2,451	651	N/M
Administrative and all other	(43)	186	N/M	3,359	189	N/M
	$196,446	$149,800	31.1%	$358,727	$279,466	28.4%
Income (Loss) from Operations
North America	$95,123	$72,196	31.8%	$164,533	$125,757	30.8%
North America operating margin	27.1%	25.2%		25.3%	23.5%
Europe	5,873	2,696	117.8%	8,164	1,026	695.7%
Europe operating margin	10.4%	7.2%		8.1%	1.5%
Asia/Pacific	203	(75)	N/M	628	(679)	N/M
Administrative and all other	529	(2,605)	N/M	(3,213)	(4,542)	N/M
	$101,728	$72,212	40.9%	$170,112	$121,562	39.9%

*	Unfavorable percentage changes are presented in parentheses, if any.
**	The Company manages its business by geographic segment but is presenting sales by product group as additional information.
N/M	Statistic is not material or not meaningful.

CONTACT:
Addo Investor Relations
investor.relations@strongtie.com
(310) 829-5400